EXHIBIT 16

May 15, 2002

Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, D.C.  20549


Dear Sir/Madam:

We have read the statements made in the second, third and fourth paragraphs of
Item 4, to be included in the Form 8-K/A jointly filed by Cinergy Corp., The Cincinnati Gas & Electric Company, PSI Energy, Inc., and The Union Light, Heat and Power Company, dated May 15, 2002, to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.



Very truly yours,
/s/ ARTHUR ANDERSEN LLP
ARTHUR ANDERSEN LLP



cc:      Mr. R. Foster Duncan
         Executive Vice President and Chief Financial Officer